Pricing Supplement dated February 26, 1996        Rule 424(b)(3)
(To Prospectus dated January 30, 1996 and         File No.33-65423
Prospectus Supplement dated January 30, 1996)

                      NATIONWIDE HEALTH PROPERTIES, INC.

                    Medium-Term Note, Series B - Fixed Rate
_________________________________________________________________

Face Amount: $20,000,000
Trade Date: February 26, 1996
Issue Price: 100%
Original Issue Date: March 1, 1996
Interest Rate: 6.68%
Net Proceeds to Issuer: $19,900,000
Interest Payment Dates: April 1, October 1
Agent's Commission: .50%
Regular Record Dates: March 17, September 16
Name of Agent: Goldman, Sachs & Co.
Stated Maturity Date: March 1, 2001
Agent acting in the capacity indicated below:
 [ ] As Agent
 [X] As Principal
Denominations (if other than $1000 and integral multiples
thereof):_______________
_________________________________________________________________


Day Count Convention:
 [X] 30/360 for the period from March 1, 1996 to March 1, 2001
 [ ] Actual/360 for the period from              to
 [ ] Actual/Actual for the period from           to
 [ ] Other (see attached)                        to

Redemption:
 [X] The Notes cannot be redeemed prior to the Stated Maturity
Date.
 [ ] The Notes may be redeemed prior to Stated Maturity Date.
      Initial Redemption Date:
      Initial Redemption Percentage:     %
      Annual Redemption Percentage Reduction:      % until Redemption
       Percentage is 100% of the Principal Amount.

Repayment:
 [X] The Notes cannot be repaid prior to the Stated Maturity
Date.
 [ ] The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
      Optional Repayment Date(s):
      Repayment Price:      %

Original Issue Discount: [ ]  Yes   [X]  No
 Total Amount of OID:
 Yield to Maturity:
 Initial Accrual Period:

Form: [X] Book-entry   [ ] Certificated
                    _______________________________________

  Goldman, Sachs & Co.                 Merrill Lynch & Co.

                               O'MELVENY & MYERS
                           610 NEWPORT CENTER DRIVE
                                  SUITE 1700
                        NEWPORT BEACH, CALIFORNIA 92660




February 26, 1996


Securities and Exchange Commission
450 Fifth Street, N.W.
Judiciary Plaza
Washington, D.C. 20549


Ladies and Gentlemen:

            Pursuant to the regulations of the Securities and Exchange Commission and Rule 424(b)(3) of the Securities Act of 1933, as amended, submitted herewith for filing on behalf of Nationwide Health Properties, Inc., a Maryland corporation (the "Company"), is a Pricing Supplement, dated February 26, 1996, to the Prospectus dated January 30, 1996 and the Prospectus Supplement dated January 30, 1996 related to the Company's issuance of Medium-Term Notes, Series B.

            This filing is being effected by direct transmission to the Commission's EDGAR System.

                                          Very truly yours,



                                          Aimee S. Weisner
                                          for O'Melveny & Myers